UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2012

MAGICJACK VOCALTEC LTD.
(Exact name of registrant as specified in its charter)

Israel	000-27648
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12 BENNY GAON STREET, BUILDING 2B
POLEG INDUSTRIAL AREA, NETANYA, ISRAEL 42504
(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to Form 8-K (this “Amendment”) amends Item 7.01 of the current report on Form 8-K filed by magicJack VocalTec Ltd. on May 8, 2012.  This Amendment is being filed solely to correct a typographical error about the as yet to be determined date by which shareholders may elect to receive ordinary shares (without charge).  The entire text of the corrected disclosure is reprinted below.

Item 7.01.                      Regulation FD Disclosure.

On May 8, 2012, magicJack VocalTec Ltd. (the “Company”) announced additional details about its planned “Loyalty” Rights Offering to shareholders.

Ordinary shareholders of record as of May 18, 2012 will receive one non-transferable unit for every four shares owned.  The unit will consist of (i) a right to elect to receive one ordinary share (without charge) and (ii) a right to purchase one ordinary share at an exercise price of $23.00 (the “Exercise Price”), subject to possible adjustment.

If a shareholder does not affirmatively exercise the right to receive the ordinary shares (without charge), following a date to be determined, such shareholder will receive a reduced number of free shares, as yet to be determined.

The period of time during which a shareholder may (i) elect to receive its free share and (ii) exercise its right to purchase an ordinary share (the “Exercise Period”) has not yet been determined but will be less than 30 days from the delivery date.  The free ordinary share component of the unit will separate from the unit following the expiration of the Exercise Period, and the free shares will be delivered shortly thereafter.

The Company reserves the right to make additional changes to the terms if it concludes that it is in the best interests of the Company and its shareholders to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Peter Russo
Name:	Peter Russo
Title:	Chief Financial Officer

Date: May 8, 2012